INDEMNIFICATION AGREEMENT

This AGREEMENT is made and entered into this 13th day of July, 2010, by and between Value Line, Inc., a New York corporation (the “Company”), and [Name of Director] (the “Indemnitee”).

WHEREAS, it is essential to the Company and its mission to retain capable persons as Directors; and attract as Directors the most capable persons available;

WHEREAS, the Indemnitee currently serves as a Director of the Company;

WHEREAS, both the Company and Indemnitee recognize the potential risk that Indemnitee is or becomes a party to or witness in litigation, and/or investigations initiated solely by a government agency or FINRA, by reason of Indemnitee’s position as a current or former member of the Board of Directors or Officer of the Company (“Claims”);

WHEREAS, the certificate of incorporation of the Company (together with the bylaws of the Company, the “Governing Documents”) provide certain indemnification rights to the Directors of the Company; and

WHEREAS, in recognition of Indemnitee’s desire for protection against personal liability, the Company wishes to provide in this Agreement for the indemnification of Indemnitee as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of Indemnitee under the Directors’ and Officers’ liability insurance policies of the Company and/or its affiliates, if applicable.

NOW, THEREFORE, to provide Indemnitee with express contractual indemnification, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Value Line, Inc. (“the Company”) agrees that in accordance with its certificate of incorporation and bylaws, indemnification of the Officers and Directors of the Company shall be provided primarily through the purchase of insurance under a Directors and Officers liability policy.

2.           In the event Indemnitee is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in a Claim, by reason of Indemnitee’s position as a member of the Board of Directors of the Company, Indemnitee shall immediately give notice accompanied by a copy of any document or documents evidencing such indemnifiable event, to the Company, “Attention: Howard A. Brecher, Esq., Acting CEO” or to any other person then holding such position. Such notice shall be a non-waivable condition precedent to invoking the indemnification provisions of this agreement.

3.           For any Claims:

(a)           The Company and the Directors and/or Officers agree that, subject to applicable law, the Company’s CEO or Acting CEO will determine strategy for all Claims including whether the Company will litigate or settle any litigation.  The CEO or Acting CEO may select one or more counsel if he determines it is in the common interest; otherwise the Directors and/or Officers may select counsel acceptable to the CEO or Acting CEO.  The Company shall advance reasonable fees and costs for selected or accepted counsel.  The Company shall, provided that such Directors and/or Officers relied in the underlying matter upon the advice of relevant professionals where such advice was sought (in the case of legal counsel after Claims arise, the CEO or acting CEO’s selected or accepted counsel, in the case of accountants, the Company’s auditors, or other accounting advice at the request of the CEO or acting CEO), indemnify such Directors and/or Officers to the fullest extent permitted by applicable law except as set forth herein.  If any Director and/or Officer wishes to challenge the CEO’s or Acting CEO’s decision regarding strategy or selection of counsel, or payment of fees, he may do so at his own expense.

(b)           If a Director and/or Officer named in a lawsuit on behalf of the Company (e.g. a shareholder derivative suit) decides to have separate legal counsel rather than utilizing the CEO’s or Acting CEO’s selected or accepted counsel, that Director’s and/or Officer’s own personal expense shall not be subject to reimbursement by the Company.

(c)           No director and/or Officer may settle a lawsuit which the Company or its insurance pays for without the prior written approval of the Company’s CEO or Acting CEO.

(d)           Any Director and/or Officer named as a Defendant in the lawsuit filed on behalf of the Company agrees that he/she will cooperate with the Company in defending the Company and any of the other Officers or Directors.

(e)           If the Company advances fees and costs for counsel to any Director and/or Officer and that Director and/or Officer is found by a Court of competent jurisdiction after all appeals not to have acted in good faith, then the Director and/or Officer must reimburse the Company for any funds that have been advanced pursuant to this Agreement.

4.           Amendments; Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall any such waiver constitute a continuing waiver.

5.           Subrogation.  In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

6.           No Duplication of Payments.  The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, Governing Document or otherwise) of the amounts otherwise indemnifiable hereunder.

7.           Limitation.  This Indemnification Agreement does not extend to lawsuits brought by the Indemnitee against the Company, its Officers, Directors or affiliates and/or Jean Buttner or members of her family.

8.           Severability.  The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law.

9.           Effective Date.  This Agreement shall be effective as of the date hereof and shall apply to any claim for indemnification by the Indemnitee on or after such date regardless of the date of the event or occurrence giving rise to a Claim.

10.         Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state.  Except as set forth in Section 3(e), any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York, New York, before one arbitrator.  The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures.  Judgment on the Award may be entered in any New York State or federal court.  This arbitration clause shall not preclude parties from seeking provisional remedies in aid of arbitration from any New York State or federal court.  The Company and the Indemnitee hereby irrevocably and unconditionally consent to the exclusive jurisdiction of any New York State or federal court for purposes of enforcing the Award and provisional remedies in aid of the arbitration and waive any objection to venue therein or any forum nonconveniens or similar theories.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

VALUE LINE, INC.

Name:
Title:

INDEMNITEE

[Name of Director]